Exhibit 21.1

Subsidiaries of the Registrant

Name	Ownership Percentage	Jurisdiction of Organization
LOGICBIO AUSTRALIA PTY LIMITED	100%	Australia
LOGICBIO SECURITIES CORPORATION	100%	Delaware